EXHIBIT 5.1

September 19, 2008

Apollo Gold Corporation
5655 South Yosemite Street
Suite 200
Greenwood Village, Colorado
80111

Dear Sirs/Mesdames:

Re:	Apollo Gold Corporation (the “Corporation”)

You have requested that we provide, as Yukon counsel, the following opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 as amended, relating to the qualification for sale of up to 3,600,000 common shares (the “Common Shares”) by the selling shareholder as identified in the Registration Statement dated September 19, 2008.

We understand that the selling shareholder acquired 2,400,000 of the Common Shares (the “Unit Shares”) through the Corporation’s unit offering completed on July 24, 2008. In the unit offering, the selling shareholder purchased 2,400,000 units at a price of Cdn$0.50 per unit. Each unit was comprised of one common share and one-half of one common share purchase warrant, with each whole warrant exercisable into one common share at a price of $0.65 per share for 36 months from the closing of the offering (the “Units” and the 1,200,000 Commons Shares to be acquired through the exercise of the warrants, the “Warrant Shares”).

Scope of Review

For the purposes of our opinion, we have examined the following documents:

(a)	An emailed copy of the Registration Statement;

(b)
an emailed copy of a certified copy dated July 24, 2008 of the resolutions passed by the directors of the Corporation at the meeting of the board of directors of the Corporation held on June 26, 2008, which, among other things, authorized the offering of the Units;

(c)
an emailed copy of a certificate of the Chief Financial Officer and Senior Vice President - Finance and Corporate Development of the Corporation certifying ownership and payment for the Units dated September 19, 2008.

We have also examined originals or copies, certified or identified to our satisfaction, of the articles and by-laws of the Corporation and have considered such questions of law as we have deemed relevant or necessary as a basis for the opinion hereinafter expressed.

Assumptions

In rendering this opinion, we have assumed:

1.	The genuineness of all signatures;

2.	The authenticity and completeness of all documents submitted to us as originals;

3.
The conformity to original documents and the completeness of all documents submitted to us or received by us as conformed copies, certified copies, photocopies or facsimile transmissions, and the authenticity of the originals where certified copies, photocopies or facsimile transmissions have been submitted or received and that the documents emailed to our office and referred to in this letter were duly signed and delivered by the parties thereto in the form submitted to us;

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4.
The accuracy, completeness and truth of all facts set forth in the Corporation’s minute book or official public records and certificates and any other documents, certificates or records supplied by corporate or public officials and the identity and capacity of all individuals acting or purporting to act as such.

Practice Restriction

We are solicitors qualified to carry on the practice of law in the Yukon Territory only and we express no opinion as to any laws or matters governed by laws, other than those of the Yukon Territory and the federal laws of Canada applicable therein, in effect as at the date of this opinion.

Opinion

Based and relying on the foregoing, we are of the opinion that:

1.	the Unit Shares have been validly issued by the Corporation and are fully paid and non-assessable shares in the capital of the Corporation.

2.
the Warrant Shares have been duly reserved and authorized for issuance and, upon the exercise thereof in accordance with the provisions of the Warrants, the Warrant Shares will be validly issued as fully paid and non-assessable shares in the capital of the Corporation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement.

Yours very truly,

/s/ LACKOWICZ, SHIER & HOFFMAN

“Lackowicz, Shier & Hoffman”

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